Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2017, in the Registration Statement (Form S-1) and related Preliminary Prospectus of Vical Incorporated for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California
October 16, 2017